Exhibit 10.20

BioRestorative Therapies, Inc.

40 Marcus Drive, Suite One

Melville, New York 11747

March 9, 2015

Mr. Francisco Silva

10 Flyers Lane

Tustin, California 92782

Dear Mr. Silva:

Reference is made to the Amended and Restated Executive Employment Agreement, dated as of May 10, 2011, between BioRestorative Therapies, Inc. (formerly known as Stem Cell Assurance, Inc.) (the “Company”) and you (the “Employee”), as amended (the “Employment Agreement”).

The parties hereby agree that, effective as of January 1, 2015, (i) the “Per Annum Salary” in Schedule A of the Employment Agreement is amended to read as follows: “Per Annum Salary: $250,000”; (ii) the Employee shall be entitled to receive an annual bonus of up to 20% of his Per Annum Salary based upon the satisfaction of certain performance goals and that the performance goals for the year ended December 31, 2015, and the bonus amount payable with respect thereto, are as set forth on Schedule A attached hereto; and (iii) the “Cash Severance Amount” in Schedule A of the Employment Agreement is amended to read as follows: “Cash Severance Amount: Fifty percent (50%) of Per Annum Salary.”

Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

Very truly yours,

BioRestorative Therapies, Inc.

By:
Mark Weinreb, Chief Executive Officer

Agreed:

Francisco Silva

SCHEDULE A

2015 Bonus Milestones:

•	$7,500 in the event that, as a direct result of the Employee’s efforts, the Company has an article published by a peer-reviewed journal with regard to its brtxDISC™ or ThermoStem® program (or any future Company program);

•	$10,000 in the event, as a direct result of the Employee’s efforts, the Company enters into an agreement with an industrial strategic partner that, in the opinion of the Company, considerably advances Company programs, it being understood that the Company may reject any and all proposed agreements with regard thereto for any reason whatsoever;

•	$7,500 in the event that, as a direct result of the Employee’s efforts, the Company enters into an agreement with respect to a collaborative relationship with an academic or institute within the New York metropolitan area that, in the opinion of the Company, results in the advancement of the Company’s programs, it being understood that the Company may reject any and all proposed agreements with regard thereto for any reason whatsoever;

•	$25,000 in the event the Food and Drug Administration approves an IND application with regard to the commencement of a clinical trial for a Company program.

Any issue as to whether any of the foregoing conditions have been satisfied shall be determined by the Company in its sole discretion.